NEWS RELEASE

CONTACT:   Ada Hatzios, Cookerly Public Relations, 404-816-2037, ada@cookerly.com

Vystar® Corporation and Alatech Healthcare, LLC Introduce Envy™ Condom
Companies Sponsor Atlanta AIDS Walk and Donate 12,000 Condoms to AID Atlanta

ATLANTA – Oct. 15, 2009 – Vystar Corporation and Alatech Healthcare, LLC introduce the new Envy™ male latex condom made with Vytex® Natural Rubber Latex (NRL), an ultralow protein latex material with significantly reduced levels of antigenic proteins that can cause latex allergies.

The Envy launch coincides with the Atlanta AIDS Walk on Oct. 18, where thousands of participants will join in a walk and 5K run to support AID Atlanta.  Approximately 2,000 condom samples will be distributed to participants.  Vystar and Alatech are also providing 10,000 condoms plus $5,000 that will benefit AID Atlanta and several other regional service organizations.  These include AID Gwinnett, AIDS Alliance for Faith and Health, AIDS Research Consortium of Atlanta, Aniz, Home But Not Alone, Jerusalem House, Open Hand and Positive Impact.

The Envy condom retains all the positive qualities of a latex condom – including barrier protection, tensile strength, tactile sensitivity, elasticity, comfort and fit.  Moreover, Vytex NRL is an all-natural latex material that is biodegradable and odor-free.

Vystar Corp. CEO William Doyle said, “After years of refining our natural raw material and creating an ultralow protein, superior quality latex, we are excited to introduce the first product made with Vytex NRL.  We are proud to sponsor AID Atlanta’s annual AIDS Walk and support several metro area outreach programs for HIV/AIDS.  The new Envy condom provides an excellent latex option for consumers."

Tracy Elliott, AID Atlanta executive director, said, "We are grateful to Vystar and Alatech for their generous contribution and are pleased to have the support of Southeast-based companies."

Envy is the only male latex condom on the market with an ultralow level of antigenic protein of less than two micrograms/dm2.  This significantly reduces the risk of individuals developing latex allergies and decreases the likelihood of skin irritations from condom use.  According to the American Latex Allergy Association, up to eight percent of the general population and approximately 17 percent of healthcare workers in the U.S. experience allergies or sensitivities to traditional latex.  Additionally, Envy is one of the few condoms manufactured in the U.S.  More information is available at www.envycondoms.com

Alatech President & CEO Lawrence Povlacs said, "Alatech is thrilled to partner with Vystar in launching a new line of eco-friendly, natural latex condoms for national distribution.”

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About Vystar Corporation
Based in Duluth, Ga., Vystar Corporation (OTC BB: VYST.OB) is the exclusive creator of Vytex® Natural Rubber Latex (NRL).  Vytex NRL is a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex and can be used in over 40,000 products.  Vystar holds two U.S. patents, an additional pending application, and multiple international patent filings for Vytex NRL technology.  In 2007, Vystar was named a Top 10 Innovative Technology Company in Georgia by the Technology Association of Georgia (TAG).  For more information, visit www.vytex.com.

About Alatech Healthcare, LLC
Based in Eufaula, Ala., Alatech Healthcare, LLC is a leading manufacturer and supplier of condoms and latex gloves.  For more information, visit www.alatechhealthcare.com

Forward-looking Statements: Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

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